Exhibit 10.2

CONFIDENTIAL-SPECIAL HANDLING

January 20, 2005

Peter W. Currie
5 Wilderness Trail
P.O. Box 130
Gormley, Ontario
L0H 1G0

Dear Peter:

I am delighted to offer you the position of Chief Financial Officer for Nortel Networks Corporation, reporting to W.A. (Bill) Owens, President and Chief Executive Officer, with a suggested starting date of no later than February 14, 2005, subject to your appointment by the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited. As you are aware, this position is located at our facility in Brampton, Ontario.

The key responsibilities and focus of this position have been discussed and communicated to you. We look forward to you playing a key role in this area, and should you have any further questions, I would be pleased to review them with you.

The terms of this offer are as follows:

Salary
Your base salary will be US$600,000 per annum paid to you bi-weekly. Normally, salaries are reviewed on an annual basis, typically in the first quarter, in accordance with the various evaluation processes and market-driven guidelines.

Incentive Award
You will be eligible to participate in the annual SUCCESS Incentive Award Plan (“SUCCESS”) with a target of 100% of your base salary. For 2005, you will be eligible to participate in the 2005 SUCCESS plan and we will guarantee that you will receive a

W.J. Donovan
Senior Vice President, Human Resources
Nortel
4006 E. Chapel Hill Nelson Highway, Research Triangle Park, NC 27709 U.S.A. T. 919-997-7110 F. 919-997-6130 nortel.com

SUCCESS bonus of at least 100% of your base salary to be pro-rated depending upon the number of months that you are in active employment. In all other respects, your SUCCESS bonus will be assessed in accordance with the terms of the SUCCESS plan.

Special Bonus
Upon acceptance of this employment offer, and conditioned upon your commencement of employment, you will receive a special bonus of US$300,000 to be paid within 60 days following the commencement of your employment.

Long Term Incentive
As a consequence of a delay of certain public filings by Nortel Networks as publicly disclosed on March 10, 2004, the Nortel Networks Corporation Stock Option Plan (Stock Option Plan) and Nortel Networks Stock Purchase Plan have been suspended. As a result, stock options will not be granted during the suspension period. Once the suspension has been lifted, you will be eligible to participate in the Stock Option Plan and a recommendation of stock options for you will be reviewed during the next available approval cycle. Such stock options will be at a subscription price based on the market price of Nortel Networks shares on the date of such approval, as determined under the applicable Stock Option Plan.

Benefits
As an employee of Nortel Networks Corporation, you will be eligible to participate in employee benefit plans in accordance with the terms of those plans upon your commencement of employment. This currently includes medical, dental, vision, short term disability, long term disability, business travel insurance, accidental death and dismemberment, and life insurance coverages.

You will also be eligible for 5 weeks of vacation per annum immediately upon your commencement of employment.

We periodically review benefit plans, as well as compensation programs, and make modifications, including enhancements and reductions, as we deem appropriate.

Following your signature below, please provide your social insurance number and date of birth. This information will facilitate your enrollment in payroll and benefit programs.

Capital Accumulation and Retirement Programs (CARP)
You will be offered the choice between two Capital Accumulation and Retirement Programs (CARP): the Balanced Program or the Investor Program. All of our retirement programs are periodically reviewed and changes may result to the programs as currently described.

Change in Control
Subject to Board approval, you will be eligible to participate in our Executive Retention and Termination Plan (“ERTP”). The ERTP, in part, defines the conditions for a change in control and includes the provisions available to you should your employment be terminated as defined in ERTP within 24 months following a change in control. You would be eligible for the benefits described for tier I. A copy of the ERTP is enclosed. Ongoing participation in the ERTP will continue as a function of your role and responsibilities. The number of executives who participate in the Plan is very limited, and is subject to approval by the Board of Directors.

Tax for Board Appointed Officers
As a board appointed officer, tax preparation for your personal income tax will be provided at company expense by Deloitte or other company assigned provider.

Executive Travel Services
You will be eligible for executive travel reservation services:
Dedicated travel telephone # ESN 830-4698, (613) 274-4698

Reporting Insider
You will be designated a Reporting Insider under applicable Canadian and U.S. securities legislation with respect to trades of securities of the Company. Further details will be sent to you directly by our Securities Law group following your acceptance of this offer.

Share Ownership Guidelines
As a senior executive you will be expected under the Share Ownership Guidelines to own Nortel Networks shares equivalent to 300% of your base salary within 5 years from the date you commence employment. We strongly believe that it is important for senior executives to have this commitment. As a result, we review progress against these guidelines on a regular basis.

If you are in accord with this offer, please sign and return one copy of this letter to me while retaining the other for your files.

At the commencement of your employment, there will be a number of documents for you to complete, including our standard “Agreement Related to Intellectual Property and Confidentiality”.

I look forward to you joining Nortel Networks and believe you will find your new position to be a challenging and rewarding experience.

Sincerely,

/s/ W.J. Donovan

W. J. Donovan
Senior Vice President, Human Resources
Nortel Networks Corporation

Accepted this 24 day of January , 2005.

Signature:	/s/ P W Currie

Confirmed Start date:	February 14, 2005

Date of Birth:

Social Insurance #: